                                                                       EXHIBIT 4

                             STOCKHOLDERS' AGREEMENT

                  STOCKHOLDERS' AGREEMENT, dated as of July 27, 2001 (as hereafter amended, supplemented, or otherwise modified from time to time, this "AGREEMENT"), between GRILL CONCEPTS, INC., a corporation organized and existing under the laws of the State of Delaware ("ISSUER"); STARWOOD HOTELS AND RESORTS WORLDWIDE, INC., a corporation organized and existing under the laws of the State of Maryland ("INVESTOR"); and THE STOCKHOLDERS OF ISSUER LISTED IN
SCHEDULE I HERETO (the "STOCKHOLDERS");

                              W I T N E S S E T H:

                  WHEREAS, pursuant to the subscription agreement, dated as of May 16, 2001 (the "SUBSCRIPTION AGREEMENT"), between Issuer and Investor, Issuer issued to Investor 666,667 shares (the "SHARES") of common stock of Issuer, par value $0.00004 per share (the "COMMON STOCK"), and warrants to purchase 666,667 shares of Common Stock (the "INITIAL WARRANTS");

                  WHEREAS, pursuant to the development agreement, dated as of July ___, 2001 (the "DEVELOPMENT AGREEMENT"), between Issuer and Investor, Issuer has agreed to issue to Investor additional warrants to purchase shares of Common Stock based on: (i) certain development thresholds (the "DEVELOPMENT WARRANTS") and (ii) certain incentive thresholds (the "INCENTIVE WARRANTS" and together with the Initial Warrants and the Development Warrants, the "WARRANTS"); and

                  WHEREAS, it is a condition precedent to Investor's willingness to consummate the transactions contemplated by the Subscription Agreement and the Development Agreement that Issuer and each Stockholder shall have executed and delivered this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

                  SECTION 1. Certain Defined Terms. Capitalized terms used and not otherwise defined in the body hereof are used herein as defined in the Subscription Agreement.

                  SECTION 2. Board of Directors Representation. (a) Issuer and each Stockholder (whether in its capacity as a stockholder, director, or officer of Issuer or otherwise) shall take or cause to be taken all actions, do or cause to be done all things, and execute and deliver or cause to be executed and delivered all documents, instruments, certificates, further assurances, or other papers, that may be necessary, appropriate, or desirable (including, without limitation, in the case of each Stockholder: (x) by attending stockholder and board of directors meetings in person or by proxy for purposes of obtaining a quorum at such meetings, and executing written consents in lieu of meetings; and (y) by voting at every annual or special meeting of the stockholders of Issuer and at every continuation or adjournment thereof, and on every action or approval by written consent of the stockholders of Issuer in lieu of any such meeting, all voting Securities then owned or controlled, directly or indirectly, thereby) in order to ensure that, so long as Investor holds, directly or indirectly by an Affiliate, not fewer than 333,333 shares of Common Stock (as adjusted for stock splits, stock dividends, recapitalizations, and the like):

                           (i) not fewer than one nominee of Investor is at all times duly elected or appointed as a director of Issuer;

                           (ii) if the aggregate number of GCI Concept
         Facilities (as defined in the Development Agreement) equals or exceeds ten, not fewer than two nominees of Investor are at all times duly elected or appointed as directors of Issuer;

                           (iii) if the number of individuals Investor is entitled pursuant to this Section 2(a) to nominate to the board of directors of Issuer is one, the number of individuals comprising the entire board of directors of Issuer shall not exceed seven;

                           (iv) if the number of individuals Investor is entitled pursuant to this Section 2(a) to nominate to the board of directors of Issuer is two, the number of individuals comprising the entire board of directors of Issuer shall not exceed eight; and

                           (v) for a period of no less than three years, unless Robert Spivak is physically unable to perform under the conditions of his current Employment Agreement as provided in the Disclosure Schedule, no new employment agreement will be entered into by Issuer with the chief executive officer of Issuer; and no employment agreement with the chief executive officer of Issuer will be unreasonably amended or otherwise modified during such three-year period.

                  (b) Concurrently with the execution of this Agreement, each Stockholder shall deliver to Investor a proxy in the form attached hereto as Exhibit A, which proxy shall be irrevocable to the fullest extent permitted by law and shall state the total number of shares of capital stock of Issuer beneficially owned by such Stockholder.

                  SECTION 3. Stockholder Transfer Restrictions. (a) During the one-year period commencing on the Closing Date and ending immediately prior to the first anniversary of the Closing Date, neither Investor nor any of the Stockholders shall

Transfer, or take any action which could reasonably be expected to result in any Transfer of, any Securities held thereby.

                  (b) Without limiting the applicability of the foregoing, neither Investor nor any Stockholder shall Transfer, or take any action which could reasonably be expected to result in any Transfer of, any Securities held thereby, except in compliance with all applicable securities Laws and the other terms and conditions of this Agreement.

                  (c) Notwithstanding anything to the contrary contained herein, Investor and any Stockholder may at any time Transfer any or all Securities held thereby to any Permitted Transferee; provided that, prior to the consummation of any Transfer to any Permitted Transferee, such Permitted Transferee shall: (i) execute and deliver to Issuer and each Stockholder a counterpart to this Agreement; and (ii) deliver to Issuer and each Stockholder an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that the agreements executed and delivered by such Permitted Transferee in accordance with the immediately preceding clause (i) are legal, valid, and binding obligations of such Permitted Transferee, enforceable against such Permitted Transferee in accordance with their terms.

                  SECTION 4. Right to Participate in Certain Dispositions. (a) If at any time prior to the third anniversary of the date first above written and subject to any applicable restriction in Section 3, any Stockholder (for purposes of this section, the "SELLING HOLDER") wishes to sell for cash more than 50,000 shares (which number shall be adjusted for stock splits, stock dividends, recapitalizations and the like) held thereby to a Third Party in a bona fide, fully financed transaction the terms of which have been negotiated directly between the Selling Holder (or its agent) and one or more prospective purchasers (or its/their agent), rather than through an open-market transaction with an unidentified purchaser executed over a securities exchange or quotation service (for purposes of this section, the "PROPOSED TRANSACTION"), the Selling Holder shall give Investor and each transferee of Investor of not fewer than 100,000 shares (which number shall be adjusted for stock splits, stock dividends, recapitalizations and the like) of Common Stock or Securities convertible into or exercisable or exchangeable for not fewer than 100,000 shares (which number shall be adjusted for stock splits, stock dividends, recapitalizations and the like) of Common Stock (together with Investor, the "RIGHTS HOLDERS") written notice thereof (for purposes of this section, a "TAG-ALONG NOTICE") not fewer than forty-five days prior to the date (for purposes of this section, the "SALE DATE") on which the Selling Holder wishes to consummate the Proposed Transaction; provided that Michael Weinstock shall not be subject to this Section 4 from the first date as of which he is neither a member of the board of directors of Issuer nor an employee of Issuer. The Tag-Along Notice shall describe in reasonable detail: (i) the class of Securities, and the number of shares or units or the face amount, as the case may be, of such Securities, the Selling Holder wishes to sell (for purposes of this section, the "TAG-ALONG SECURITIES"); and (ii) the price per share, unit, or face amount, as the case may be, at which, and all other material terms and conditions (including the expected Sale Date) upon which, the Selling Holder wishes to sell the Tag-Along Securities. The Tag-Along Notice shall constitute an offer by the Selling Holder to permit each Rights

Holder to sell in the Proposed Transaction, upon the terms and subject to the conditions set forth in the Tag-Along Notice, the number of shares or units or the face amount, as the case may be, of Securities equal to the product of: (i) the aggregate number of shares or units or the aggregate face amount, as the case may be, of Tag-Along Securities proposed to be sold in the Proposed Transaction; multiplied by (ii) the quotient of: (A) the number of Fully Diluted Shares held by such Rights Holder as of the date of the Tag-Along Notice; divided by (B) the total number of Fully Diluted Shares outstanding as of the date of the Tag-Along Notice.

                  (b) During the fifteen-day period immediately following its receipt of the Tag-Along Notice (for purposes of this section, the "NOTICE PERIOD"), each Rights Holder may accept the offer made thereby, in whole or in part, by giving the Selling Holder written notice of acceptance (for purposes of this section, an "ACCEPTANCE NOTICE"), which notice shall state the number of shares or units or the face amount, as the case may be, of Securities which such Rights Holder wishes to sell in the Proposed Transaction, and delivering to the Selling Holder in trust for the benefit of such Rights Holder: (i) certificates evidencing the Securities which such Rights Holder wishes to sell in the Proposed Transaction (for purposes of this section, the "PARTICIPATING SECURITIES"), duly endorsed in blank or accompanied by written instruments of transfer in form reasonably satisfactory to the Selling Holder duly executed by such Rights Holder; (ii) an instrument of assignment assigning such Rights Holder's rights and delegating its obligations hereunder in respect of the Participating Securities; and (iii) a special irrevocable power-of-attorney authorizing the Selling Holder, on behalf of such Rights Holder, to sell the Participating Securities upon the terms and subject to the conditions set forth in the Tag-Along Notice. An Acceptance Notice shall constitute an irrevocable agreement by such Rights Holder to sell the number of shares or units or the face amount, as the case may be, of Securities with respect to which such notice was given, at the price and upon the other terms and subject to the conditions set forth in the Tag-Along Notice. Notwithstanding the delivery of an Acceptance Notice by any Rights Holder, the Selling Holder may revoke its offer pursuant to the corresponding Tag-Along Notice at any time prior to consummation of the Proposed Transaction; provided that the Selling Holder shall not thereafter: (i) sell any of the Tag-Along Securities with respect to which it gave such Tag-Along Notice unless it again complies with the requirements of Sections 4(a), (b), and (c); or (ii) deliver another Tag-Along Notice for a period of ninety days after the effective date of such revocation.

                  (c) The Selling Holder shall consummate the Proposed Transaction within sixty days after the expiration of the Notice Period. Immediately after the closing of the Proposed Transaction the Selling Holder shall deliver to each Rights Holder, by wire transfer of immediately available fund to the bank account or accounts specified in the Acceptance Notice, the purchase price for the Participating Securities, if any, sold thereby.

                  (d) During the ninety-day period immediately following the expiration of the Notice Period, the Selling Holder may consummate the Proposed Transaction without the participation of any particular Rights Holder if such Rights Holder did not timely deliver an Acceptance Notice in accordance herewith or otherwise timely comply with the requirements hereof, upon terms and subject to conditions no less favorable to the Third Party purchaser than the terms and conditions set forth in the Tag-Along Notice. If the Proposed Transaction contemplated by such Tag-Along Notice is not consummated within such ninety-day period, or the Selling Holder proposes to consummate such transaction upon terms or subject to conditions more favorable to the Selling Holder than those set forth in the Tag-Along Notice, the Selling Holder may not consummate such transaction unless it again complies with the requirements of Sections 4(a), (b), and (c), and the Selling Holder shall immediately return to each Rights Holder all certificates evidencing the unsold Participating Securities that such Rights Holder delivered for sale pursuant to this Section 4, and the related instruments of assignment and power-of-attorney.

                  SECTION 5. Notice of Certain Developments. If Issuer or any Stockholder receives from any Third Party any offer, proposal, or other indication of interest (a "TRANSACTION PROPOSAL") relating to: (i) any issuance or other Transfer of shares of Common Stock or any other Securities; (ii) any merger, consolidation, or other business combination with or into Issuer; (iii) any acquisition of all or any substantial portion of the assets of Issuer; or
(iv) any other extraordinary business transaction involving or otherwise relating to Issuer; Issuer or such Stockholder, as the case may be, shall promptly give each Rights Holder written notice of its receipt of such Transaction Proposal, which notice shall describe in reasonable detail: (A) the identity of the Third Party making such Transaction Proposal; and (B) all material terms and conditions of such Transaction Proposal.

                  SECTION 6. Improper Transfer. Any attempt by any Stockholder to make any Transfer other than in accordance with this Agreement shall be null and void, and neither Issuer nor any transfer agent thereof shall give any effect in Issuer's share records to such attempted Transfer.

                  SECTION 7. Certain Interests. Except as described in the Disclosure Schedule, neither Issuer nor any Subsidiary shall knowingly cause or permit any stockholder, director, officer, employee of Issuer or any Subsidiary, or relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such stockholder, director, officer, or employee, or any Affiliate of any such Person: (i) to have any direct or indirect financial interest in any competitor, customer, or supplier of Issuer or any Subsidiary; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier, or customer, and which are also listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the person owning such securities has no other connection or relationship with such competitor, supplier or customer;
(ii) to own, directly or indirectly, in whole or in part, or to have any other interest in, any tangible or intangible property belonging to or used, held for use, or intended to be used by Issuer or any Subsidiary or forming a part of or used, held for use, or intended to be used in connection with, necessary for, or otherwise material to the conduct of, the business and operations of Issuer or any Subsidiary; or (iii) to have outstanding at any time any Indebtedness to Issuer or any Subsidiary. Neither Issuer nor any Subsidiary shall knowingly undertake or assume any liability or any other obligation of any kind, nature, or description whatsoever to or on behalf of any stockholder, director, officer, or employee of Issuer or any Subsidiary, to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such stockholder, director, officer, or employee, or to any Affiliate of any such Person; except for liabilities relating to: (A) the payment of salary for services rendered; (B) the reimbursement of reasonable and necessary business expenses incurred on behalf of Issuer or any Subsidiary; and (C) the payment or grant of other standard employee benefits made generally available to all employees of Issuer or such Subsidiary (including stock option agreements outstanding under any employee stock option plan approved by the board of directors of Issuer or such Subsidiary).

                  SECTION 8. Miscellaneous. The terms and provisions set forth in Sections 16 and 17 of the Subscription Agreement are incorporated in this Agreement by reference and made a part hereof mutatis mutandis.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, each party hereto has executed and delivered this Agreement as of the date first written above.

                                   GRILL CONCEPTS, INC.


                                   By:
                                         Name:
                                         Title:


                                   STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.


                                   By:
                                         Name:
                                         Title:






                                   --------------------------------
                                   ROBERT SPIVAK





                                   --------------------------------
                                   MICHAEL WEINSTOCK





                                   --------------------------------
                                   LEWIS WOLFF

                                   --------------------------------
                                   KEITH WOLFF

                                   WOLFF REVOCABLE TRUST OF 1993


                                   By:
                                         Name:
                                         Title:

                                                                      SCHEDULE I

                                  STOCKHOLDERS

            Name                                 Address
            ----                                 -------

Robert Spivak                         11661 San Vicente Blvd.
                                      Suite 404
                                      Los Angeles, California 90049

Michael Weinstock                     11661 San Vicente Blvd.
                                      Suite 404
                                      Los Angeles, California 90049

Lewis Wolff                           11828 La Grange Avenue
                                      Los Angeles, California 90025

Keith Wolff                           11828 La Grange Avenue
                                      Los Angeles, California 90025

Wolff Revocable Trust of 1993         11828 La Grange Avenue
                                      Los Angeles, California 90025